Exhibit 10.4

Co-Development, Financing and Production Agreement

The following sets forth the agreement dated as of November 3, 2006 between Platinum Studios, Inc. (“Platinum”) and Arclight International PTY, LTD.  (“Arclight”) with respect to the co-development, financing and production of certain motion picture projects (each a “Picture”) based on certain Platinum comic book properties as set forth below.  Platinum and Arclight are each a “Party” and collectively the “Parties.”

1)	Properties. Platinum is the owner of motion picture rights in the following properties (each a “Property” and collectively the “Properties”):

a)	THE WITCHBLADE (“Witchblade”)
b)	THE DARKNESS (“Darkness”)
c)	DYLAN DOG aka DEAD OF NIGHT (“Dead of Night”)
d)	THE HUNTER
e)	GHOSTING
f)	HIVE
g)	MAL CHANCE
h)	YOUNGBLOOD

2)
Purpose.  The Parties intend to develop, finance, co-produce and distribute at least eight Pictures based on said Properties over a period of Five (5) years, with per picture budgets in the range of $6,000,000 to $12,000,000 dollars (“Range”).  Upon mutual agreement by the Parties, the budget for a Picture may be increased or decreased outside the Range on a case by case basis.

3)
Development and Financing.  The Parties intend to mutually develop and produce each Picture based on a Property.  Platinum intends to provide the Properties on which the Pictures shall be based, and Arclight shall provide the financing and international distribution for such Pictures via its international sales arm.  In addition, Arclight agrees to engage Havenwood Media, LLC to shall furnish the producing services of Steve Squillante to assist in development, budgeting and overseeing physical production of each Picture.  Arclight agrees to use best efforts to finance each Picture via Arclight’s financing arrangement with GE Capital or alternative sources.  The Parties also intend to access “soft money” deals where available as part of the Picture financing.  A pro forma waterfall of gross receipts from a Picture is attached as Exhibit A hereto.

4)
Domestic Distribution.  The Parties shall mutually determine how to pursue domestic distribution for each Picture, although the sales, fulfillment and delivery of such a sale to domestic distributor shall lie with Arclight.  It is understood that Arclight is required to obtain theatrical domestic distribution as a condition to accessing the GE Capital fund and is actively pursuing such distribution.   The titles are intended for theatrical release, but the Parties acknowledge that those not suited for such release may be licensed for direct to video or special cable premiere slots.  The Parties shall use test screenings, etc. to determine the optimal release strategy for each Picture.

5)	Development and Selection of Properties.

a)
Initial Development Properties.  The Parties have selected the following Properties as the first Properties to be developed for production under this agreement.  Such Properties are Dead of Night, The Witchblade, Ghosting, and The Darkness (the “Development Properties”).  The Properties not identified as the Development Properties are the “Additional Properties.”  During the first three years of the “Term” (as defined below)  of this Agreement, each time a Development Property commences principal photography hereunder, the parties shall mutually select an Additional Property to be deemed a Development Property, and Platinum, in consultation with Arclight, shall select another Platinum property as an Additional Property.

b)
Development Commitment.  The term of this Agreement (“Term”) shall commence as of the date of this Agreement and end five (5) years from the date hereof, unless earlier terminated as set forth herein.  During the Term Arclight agrees to engage writers (subject to Platinum’s approval rights in Section 5(f) below) to develop screenplays based on the Development Properties and provide other related development money for budgeting, location scouting, etc.  Arclight has already committed funds to develop Dead of Night and The Witchblade, and agrees to commit a similar amount to develop Ghosting and The Darkness.  At all times during the Term, Arclight agrees to have at least two (2) Properties in active development (meaning that Arclight shall have committed development funds to such Properties and shall be actively trying to get them into production).  If at any time Arclight does not have two (2) Properties in active development, then Platinum shall give written notice thereof to Arclight, and Arclight shall have 30 days to commence active development as required herein.  If Arclight does not commence such active development, then Platinum shall have the right to terminate this agreement.

c)
Platinum Exclusivity Commitment.  In consideration for Arclight’s commitment of such development funds and Arclight’s other obligations under this Agreement, Platinum agrees to exclusively develop the Development Properties with Arclight during the Term.  In addition, during the Term, Platinum agrees not to actively “shop” any Additional Properties, but if any third party expresses an interest in developing, producing, licensing rights in or purchasing rights in any Additional Property, Platinum shall notify Arclight of such interest in writing.  If Arclight and Platinum are unable to come to any agreement with respect to such Additional Property (within 5 business days) Platinum shall be free to enter into an agreement with such third party and such Additional Property shall be excluded from this Agreement.

d)
Termination.  If at the end of the first year of the Term no Properties have commenced principal photography hereunder, Platinum shall have the right to terminate this Agreement; provided if the Parties are in “Pre-Production” with respect to one or more Development Properties (defined as Arclight backing  pay or play offers to lead actors, or in active “pre-production” as such term is commonly understood in the entertainment industry  - i.e., there is a detailed budget for the Picture and Arclight is actively scouting locations, identifying key crew and a director is attached) then the Term shall be extended for the length of the Pre-Production period but in no event for more than six additional months.  Thereafter, if during any twelve month period no Picture commences principal photography, Platinum shall have the right to terminate this agreement (i.e., an additional Picture must commence principal photography under this agreement no later than twelve months after the commencement of principal photography of the immediately preceding Picture on a rolling basis or Platinum shall have the right to terminate this agreement); provided if at the time Platinum elects to so terminate this Agreement one or more Properties are in Pre Production, then this Agreement shall continue only for the lesser of an additional six (6) months or the period of such Pre-Production, but only with respect to such Projects in Pre-Production, and this Agreement shall terminate with respect to all other Properties.

e)
Reversion.  At such time as this Agreement is terminated for any reason, then all right,  title and interest of Arclight or its affiliates in the Properties, including all right, title and interest of Arclight or its affiliates in any screenplays, budgets, and development materials commissioned or owned by Arclight or its affiliates, shall automatically revert to Platinum, subject to a lien in favor of Arclight in an amount equal to  110% of all of Arclight’s (or it’s affiliate’s) actual out of pocket script development costs paid in connection with the development of such Property but only for scripts actually utilized by Platinum, payable on the first day of principal photography of any picture incorporating the Arclight material (provided it is understood that Platinum shall not be required to reimburse Arclight for use of Arclight material that comprises modifications to characters already found in the Property or “generic” storylines common in comic book adaptations unless such use incorporates detailed storylines or actual use of substantial portions of any script paid for by Arclight); provided further, it is understood that rights in produced Pictures shall continue per the terms for that particular Picture.

f)
Controls and Approvals.  During the Initial Period (as it may be extended pursuant to the terms of this agreement), the Parties shall mutually determine how to develop the Development Properties.  All decisions regarding development, financing, and distribution shall be made mutually.  Notwithstanding the foregoing, neither party shall submit a Development Property to any agencies, talent, studios, third party financiers or other entities without the consent of the other party.  In connection with Arclight’s funding of development for the Development Properties, all attachments, writer agreements and terms thereof shall be subject to the prior written approval of Platinum, which approval shall not be unreasonably withheld, and if Platinum fails to respond to any written request for approval within five (5) business days such approval is requested, such matter shall be deemed approved and Arclight will promptly give Platinum notice in writing of such deemed approval.  Arclight shall submit drafts of all agreements prior to execution and no attachments to any Property shall survive the termination of this Agreement without the written consent of Platinum.

6)
Licensed and Reserved Rights.  Platinum has advised Arclight that due to the interweaving of characters and storylines and other intellectual property elements within the Properties, the specific grant of rights for a particular Property shall be sufficient to grant the rights required to produce, distribute and exploit each Picture on a worldwide basis, but character, sequel, and other related rights shall be reserved by Platinum as Platinum determines in good faith is advisable.  Upon financing of a Picture based on a Property under this agreement (or at such earlier time as the Parties mutually agree is necessary or advisable, Platinum shall execute an assignment of rights into a special purpose production entity for such Picture and at such time the definition of rights to be contributed by Platinum shall be negotiated).  Notwithstanding the foregoing, Platinum’s reserved rights shall in any event include (a) all publication rights, (b) theme park rights, (c) all animation rights, (d) all interactive rights whether or not game oriented (including video games, online games, games and other non-theatrical entertainment on any device or though any delivery method), (e) live theater and radio rights, and (f) any and all Property based rights.  In addition,  Platinum shall have the right to use and exploit any new character rights in any Picture produced pursuant to this agreement in connection with the exercise of any of Platinum’s reserved (and/or reverted) rights with respect to any Picture.

7)
Rights Fees To Platinum.  Because of the unique nature of each Property, and  because certain Properties such as WitchBlade, Darkness and Youngblood have  additional participants entitled to compensation for exploitation of such rights, Platinum and Arclight shall negotiate in good faith the license fee to be paid to Platinum for the rights for each Property.

8)
Producing Fees and Participation.  Platinum and Arclight shall each take an equal producer fee out of the budget of each Picture.  Arclight agrees to engage Havenwood Media, LLC to furnish the non-exclusive services of Steve Squillante to render producing services for each Picture and Arclight and Platinum shall bear on a 50/50 basis all fees and participation payable to Havenwood Media for the services of Steve Squillante.  Havenwood Media’s fees and participation are as follows: 2.5% of the budget (which is 1.25% from Platinum and 1.25% from Arclight.  Havenwood Media shall be entitled to receive 5% of the profits of each film, subject to the same definitions, terms and conditions applicable to Arclight and Platinum.  Arclight shall provide the non-exclusive services of Harrison Kordestani (subject to his other professional obligations) and in connection therewith the special purpose production entity for a Picture shall enter into a separate agreement with Kordestani’s loanout company for his producing services, with such fees and contingent compensation to be negotiated in good faith.  Platinum shall provide the non-exclusive services of Scott Rosenberg (subject to his other professional obligations) and in connection therewith the special purpose production entity for a Picture shall enter into a separate agreement with Rosenberg’s loanout company for his producing services, with such fees and contingent compensation to be negotiated in good faith.  It is anticipated that the total producing fees to be split between Arclight and Platinum (inclusive of Rosenberg and Kordestani) shall be no more than 8% of the ingoing budget of each Picture (inclusive of third party producer fees, if any).

9)
Distribution Fees and Expenses for Arclight.  In consideration for Arclight’s services as international sales agent for a Picture produced under this agreement, Arclight shall earn a 20% sales fee on all foreign sales it makes, ½ of which shall be payable on a non deferred basis and one half shall be deferred behind the financing.  In addition, Arclight shall be entitled to recoup its marketing expenses in connection with each picture “off the top” ahead of its sales fee and the financier.  It is anticipated that the marketing budget for each Picture will be $150,000 to $250,000 including preparation of one sheet, trailer, etc. and shall include a “market charge” to Arclight of [$35,000] in lieu of any recoupable costs for attending film markets, general overhead, cost of promotion of Arclight’s slate as a whole, etc.

10)
Profits.  Arclight and Platinum agree to split on a 50/50 basis all profits from a Picture (with Havenwood’s participation, when payable, off the top per Section 8 above) and net of all third party costs, financing fees, etc.  Exhibit “A” sets forth a pro forma “waterfall” of picture receipts.  Platinum shall bear out if its share of profits the contingent compensation payable to Rosenberg.

11)
Credit.  For each Picture produced under this Agreement, Each of Platinum and Arclight shall receive two (2) Executive Producer credits, two (2) Co-Executive Producer credits, and one (1) Produced by Credit.  In addition, Havenwood Media shall be entitled to one (1) Produced By credit, one (1) Executive Producer credit, and one (1) Co-Producer credit for all Pictures for which it renders services.  In addition, subject to the approval or Arclight and Platinum, all third party rights holders entitled to credit shall receive such credit as required by such agreements with such third parties.  All of the foregoing credits shall be in the main titles and in paid ads, subject to customary size and excluded ad ties, exclusions, etc. with position to be negotiated.  Platinum shall also be entitled to an animated company production credit in the main titles of each Picture and a logo “bug” on one sheets.  Each of Platinum and Arclight shall be entitled to presentation credits on screen and in paid ads, with position and other terms to be negotiated in good faith between the parties and the domestic distributor of the Picture.

12)
Sequels/Remakes/Derivative Productions.  With respect to any Picture produced under this agreement, theatrical sequel, prequel and remake rights shall be frozen for a five year period from first exploitation of such rights (or 6 ½ years from the commencement of principal photography of such Picture, whichever occurs sooner.  With respect to television exploitation (including original programming for internet exploitation) Platinum shall control such rights; provided Arclight shall be entitled to a passive payment equal to [5%] of all of Platinum’s fees, rights payments and profits received from the exploitation of such rights (it being understood, however, that if a television series or other production is based on rights reserved to Platinum under Section 6 above, the provisions of this Section shall not apply).

13) Merchandising.  For all Picture based merchandising rights with the exception of Platinum reserved rights  Arclight shall be entitled to an amount equal to twenty five  percent (25%) of all non-refundable, non-returnable income received by Platinum from the exploitation of such rights after Platinum’s deduction “off-the-top” from said Platinum receipts of a 20% distribution fee and recoupment of all of Platinum’s direct, out-of-pocket costs and expenses incurred in connection therewith including agents and legal.  “Picture based” merchandise shall be defined an merchandise based solely on the characters and elements that appear in the Picture, and shall terminate within a customary period of time after initial exploitation of the Picture;  Thereafter, all merchandising rights in the Picture and the characters therein shall be deemed reserved rights of Platinum.

14)
Key Man.  In the event Harrison Kordestanti and Steven Squillante are no longer rendering services on behalf of Arclight, then Platinum shall have the right to terminate this agreement.  Upon such termination by Platinum, all properties not greenlit shall revert to Platinum subject to Section 5(e) above.  Upon termination by Arclight, Arclight’s obligations with respect to financing and development under this agreement shall terminate.  Notwithstanding the foregoing, for any Pictures greenlit prior to such termination, the Parties’ rights and obligations with respect to such Picture shall continue.

15)	Assignment. Neither party may assign its rights and obligations under this agreement without the consent of the other (except to a successor company under the same management as the current company).

16)
Long Form Agreements.  The Parties agree to enter into long form agreements as and when reasonably necessary (including formal option agreements for the rights, producing agreements, financing agreements, etc.)

17)
Remedies; Governing Law.  If either party is in material breach of this agreement, then upon written notice by the non breaching party to the breaching party, the breaching party shall promptly commence to cure such breach, and cure such breach within 5 business days.  If such breach is not cured as set forth above, or if such breach is not capable of cure, then, in addition to any other rights and remedies under this agreement, the  non-breaching party shall have the right to terminate this agreement.  This agreement and its validity, construction and effect shall be governed by the laws of the State of California applicable to contracts wholly to be performed therein.  Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate shall be determined by confidential binding arbitration in Los Angeles, California.  The arbitrator shall be a member of the American Arbitration Association (“AAA”) Law Practice Panel of Neutrals.  The arbitration shall be administered by the AAA pursuant to its Commercial Rules and Supplementary Procedures for Large, Complex Disputes.  Judgment on the binding arbitration shall be final and binding and may be entered into in any court having jurisdiction.  As a practical matter, by agreeing to arbitrate, all Parties are waiving jury trial. The Arbitrator will render a detailed written decision. The loser of such arbitration hearing will pay the associated fees and costs to arbitrate (including, without limitation, attorneys’ fees and costs) of the winner. The arbitration process will include a customary appeal procedure. In the event of termination of this agreement by Platinum with or without cause, Arclight shall be entitled to an action at law for damages (excluding lost profits or consequential damages) but in no event shall Arclight be entitled to seek equitable relief.  Notwithstanding the foregoing, upon the greenlighting of any Picture based on a Property, the remedies of the Parties shall be as set forth in the agreements regarding the financing and production of such Picture.

18)
Arclight shall execute and deliver any further and additional documents which Platinum may reasonably deem necessary to carry out and effectuate the purpose and intent of this Agreement with respect to the reversion of rights to Platinum hereunder.  If Arclight fails to execute and deliver to Platinum any such further documents required of them under this Agreement within five (5) business days after Platinum's request therefor, or if Arclight fails to take any action reasonably necessary or reasonably desirable to effectuate the purposes of this Agreement (including, without limitation timely exercise of any rights of Arclight under any agreement between Arclight and a third party that pertains to any Property), and Arclight fails to respond within five (5) business days of Platinum's notice or request therefor, then Arclight hereby irrevocably appoints Platinum as its attorney-in-fact to execute such documents and take any such actions.  Said appointment is coupled with an interest and shall be irrevocable. Platinum shall furnish copies of all documents executed as Arclight’s attorney in fact.

19)
 Each party ("Indemnifying Party") hereby indemnifies, defends and holds harmless the other party and its successors, licensees, assigns, and employees, officers and directors (collectively for the purposes of this Paragraph "Indemnified Party") from and against any and all liability, loss, damage, cost and expense, including, without limitation, reasonable attorney's fees (but excluding lost profits or consequential damages) arising out of any breach or alleged breach, or claim by a third party with respect to any warranty, representation or agreement made by the Indemnifying Party herein.  The Indemnified Party shall promptly notify the Indemnifying Party of any claim to which the foregoing indemnification applies and the Indemnifying Party shall undertake, at its own cost and expense, the defense thereof.  The Indemnified Party may, at its option and expense, engage its own counsel.  If the Indemnifying Party fails to promptly appoint competent and experienced counsel, the Indemnified Party may engage its own counsel and the reasonable charges in connection therewith shall promptly be paid by the Indemnifying Party.  If the Indemnified Party settles or compromises any such suit, claim or proceeding, the amount thereof shall be charged to the Indemnifying Party, provided that the Indemnifying Party's reasonable prior approval has been secured.

20.           Marketing Plan:  Arclight shall use good faith efforts to carve out a percentage of the marketing budget to utilize Platinum’s unique marketing strategy and channels.

AGREED AND ACCEPTED

PLATINUM STUDIOS, INC.

BY /s/ Scott Rosenberg

ITS CEO

ARCLIGHT INTERNATIONAL PTY, LTD.

BY: Harrison Kordestani

 ITS: Principal and its Authorized Signatory

Exhibit A

The following is a pro-forma waterfall of Picture receipts.  The recoupment position of the equity financier is based on arrangement contemplated by Arclight’s agreement with GE Capital.

EXHIBIT A

RECOUPMENT SCHEDULE

Subject to the repayment of any production lender, gap or super-gap financing, and collection fee payable to Fintage, all Gross Receipts received into the Fintage collection account shall be payable on a continuing and rolling basis as follows:

(i)	First, to debt and equity financing (such as GE Capital) until Equity recoups its negotiated rate (which all parties will be privy to.

(ii)
If necessary, a corridor of recoupement during the equity recoupement, to Platinum, Top Cow, and/or Awesome Comics of the underlying properties for the payment of the deferred Rights Fee, if any.  If this payment or obligation exists, it shall be recoupable prior or simultaneously to any fees or commissions to Arclight;

(iii)	Next, to Arclight for payment of the Marketing fee;

(iv)	Then, to Arclight for payment of the 10% non-deferred Sales Agency Fee as a corridor;
(v)	Then, to recoup any other distribution expenses and residual payments;

(vi)	Then, to Arclight, to recoup the 10% deferred Sales Agency Fee (accrued from first dollar)

(vii)	Lastly, the balance of all monies payable pari passu as follows:
a.	Equity investors based on the proportion of the budget that they financed (to be negotiated);
b.	Profit participants on the pictures (i.e., cast, director, etc.);
c.	The remainder of all monies to be split 50% to Platinum and 50% to Arclight